EXHIBIT 4

                                    AGREEMENT



         AGREEMENT, dated as of February 16, 2000 by and among Planet Entertainment Corporation, a Florida corporation, with its principal executive offices located at 222 Highway 35, P.O. Box 4085, Middletown, New Jersey 07748 ("Planet") and Gusrae, Kaplan & Bruno ("GKB").

                              W I T N E S S E T H :

         WHEREAS, in consideration for legal services performed by GKB on behalf of and at the request of Planet, Planet is indebted to GKB;

         WHEREAS, Planet has requested that GKB exchange $66,505 of such indebtedness (the "$66,505 Debt") for the issuance individually to certain attorneys of GKB (the "Persons") of in the aggregate 100,000 shares (the "100,000 Shares") of common stock, par value $.001 per share (the "Common Stock") of Planet, and GKB, subject to the terms and conditions set forth herein, agrees to such arrangement.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is hereby expressly agreed by and among the parties, as follows:

         1. CANCELLATION OF $66,505 DEBT IN EXCHANGE FOR 100,000 SHARES. In consideration for the cancellation of the $66,505 Debt by GKB (which $66,505 Debt excludes certain other indebtedness which Planet owes to GKB for other legal services performed by GKB to Planet, which Planet remains liable), Planet will issue individually to the Persons the 100,000 Shares subject to and immediately following the effective date (the "Effective Date") of a registration statement on Form S-8 (the "Registration Statement") covering the issuance of the 100,000 Shares to the Persons. The portion of the 100,000 Shares to be issued to each Person is as set forth on Exhibit A hereto. The parties hereto represent that the legal services performed by GKB to Planet were not related to the offer or sale of securities in a capital raising transaction.

         2. REGISTRATION RIGHTS. Immediately following the execution of this Agreement, Planet will register on the Registration Statement the 100,000 Shares, and immediately following the Effective Date shall issue the 100,000 Shares to the Persons in the amounts and to the Persons set forth on Exhibit A. None of the 100,000 Shares shall be issued until after the Effective Date of the Registration Statement. Planet shall pay all costs and expenses in connection with the issuance and registration of the 100,000 Shares under the Federal Securities Laws as well as under the Blue Sky laws of the States of New York and New Jersey.

         3. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, predecessors, successors,affiliates and assigns and upon any

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corporation or other entity into or with which any party hereto may merge or consolidate.

         4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the IN PERSONAM jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of IN PERSONAM jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

         6. VALIDITY. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a party of this agreement.

         7. UNDERSTANDING. The parties represent and warrant to each other that they have completely read and fully understand each of the terms and provisions of this Agreement and that they have executed this Agreement based on their own judgment and the advice of their own attorneys, of their own free will, and without reliance upon any statement or representation of others not specifically set forth in writing in this Agreement.

         8. AUTHORIZATION. Each signatory to this Agreement represents any warrants that he, she or it is authorized to sign on behalf of the party for which he, she or it signs.

         9. COOPERATION. The parties hereto agree to cooperate fully and execute any documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the basic terms of this Agreement.

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         IN WITNESS WHEREOF, this Agreement has been executed as of the date first appearing above.

                                    PLANET ENTERTAINMENT CORPORATION


                                    By:/s/ JOHN S. ARNONE
                                       -----------------------------


                                    GUSRAE, KAPLAN & BRUNO


                                    By:/s/ GUSRAE, KAPLAN & BRUNO
                                       -----------------------------